UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2014

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2014, the compensation committee of our board of directors set the performance criteria and goals for, and target and maximum amounts payable under, performance awards based on fiscal 2014 performance granted to our executive officers under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2014. For each of our executive officers, 70% of the target amount payable under the executive officer’s performance award is tied to the achievement of performance goals based on objective financial criteria as follows: 35% of this target amount is tied to our consolidated fiscal 2014 non-GAAP net revenue and 35% of this target amount is tied to our consolidated fiscal 2014 non-GAAP adjusted EBITDA (in each case, excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee).  For each of our executive officers, the remaining 30% of the target amount payable under the executive officer’s performance award is tied to the achievement of specified subjective individual performance goals. The payment made under this individual component of the performance award granted to our president and chief executive officer, Paul Maleh, cannot in any event exceed an objective formula amount determined based upon our consolidated fiscal 2014 non-GAAP adjusted EBITDA (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee). In addition to the components described above, our executive vice president and chief strategy officer, Arnold Lowenstein, will have the opportunity to receive a supplemental payment under his performance award based on revenue oversight. The components of these performance awards with payments tied to the achievement of objective financial criteria, or in the case of the individual component of Mr. Maleh’s performance award, limited by formula amounts determined based on objective financial criteria, are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and the components of these performance awards with payments tied to the achievement of specified subjective individual performance goals and granted to our executive officers other than Mr. Maleh are not.  The target and maximum amounts payable to our executive officers under these performance awards are as follows: Mr. Maleh - target of $900,000 and maximum of $1,638,000; Mr. Lowenstein - target of $400,000 and maximum of $1,378,000 (which includes the maximum supplemental payment based on his revenue oversight); and our executive vice president, treasurer and chief financial officer, Wayne Mackie - target of $350,000 and maximum of $637,000. The formula amounts payable under each of these performance awards may be reduced by our compensation committee in its full discretion.  In addition, our compensation committee may in its discretion reduce or defer any amount otherwise payable under each of these performance awards for purposes of preserving the deductibility of the compensation payable to our executive officers.

In addition, on March 7, 2014, our compensation committee determined the base salaries of our executive officers for fiscal 2014, which are as follows: Mr. Maleh - $600,000; Mr. Lowenstein - $400,000; and Mr. Mackie - $425,000. Messrs. Maleh, Lowenstein and Mackie are

also eligible to receive grants of equity compensation under our long-term incentive program and our 2006 equity incentive plan in fiscal 2014. The timing, amount and terms of these equity grants, if any, will be determined by our compensation committee in its discretion.

As we announced on February 7, 2013, Dr. Monica Noether stepped down as our chief operating officer and executive vice president on that date to return to a full-time consultant role with us, as leader of our newly expanded health care offering. Although Dr. Noether is no longer one of our executive officers, she is currently treated as one for purposes of disclosure under this item of Form 8-K. In fiscal 2014, Dr. Noether will receive a base salary of $450,000 and be eligible to receive a purely discretionary bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: March 11, 2014	By:	/s/ Paul Maleh
Paul Maleh
President and Chief Executive Officer